Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Odyssey HealthCare, Inc.:
(1)	Form S-8 (No. 333-72888) pertaining to the Odyssey HealthCare, Inc. Stock Option Plan, the Odyssey HealthCare Inc. 2001 Equity-Based Compensation Plan and the Odyssey HealthCare, Inc. Employee Stock Purchase Plan, and

(2)	Form S-8 (No. 333-129990) pertaining to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan;
of our report dated December 6, 2007, with respect to the consolidated financial statements of VistaCare, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchanged Commission and incorporated by reference in Odyssey HealthCare, Inc.’s Current Report on Form 8-K/A (Amendment No. 2) filed on May 14, 2008.
/s/ Ernst & Young LLP
Dallas, Texas
May 12, 2008